Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Anika Therapeutics, Inc.	Pondel/Wilkinson Klein
Charles Sherwood, Ph.D., CEO	Susan Klein (508) 358-4315
William Knight, CFO	Rob Whetstone (323) 866-600
(781) 932-6616

ANIKA THERAPEUTICS ANNOUNCES FINANCIAL RESULTS FOR
2003 SECOND QUARTER

WOBURN, Mass. — July 30, 2003 — Anika Therapeutics, Inc. (NASDAQ:ANIK) today announced financial results for the second quarter and six-month period ended June 30, 2003.

For the second quarter, Anika posted revenues of $3,318,000, compared with $3,421,000 for the same period last year.  Net loss for the quarter was reduced to $81,000, or $.01 per share, compared with a net loss of $1,157,000, or $.12 per share, for the second quarter of 2002.

Revenue for the six-month period ended June 30, 2003, increased 15% to $6,702,000 versus $5,811,000 in the comparable period last year.  The net loss was $394,000, or $.04 per share, for the first six months of 2003, compared with $2,961,000, or $.30 per share, in the first six months of 2002.

“Revenue was impacted during the most recent quarter due to a drop in sales of HYVISC®, our treatment for equine osteoarthritis.  Sales of this product to our distributors were up in the first quarter of 2003 and on a year-to-date basis over the same periods of 2002, reflecting an inventory replenishment for certain units shipped without required regulatory approval in the latter part of 2002, as we previously reported,” said Charles H. Sherwood, Ph.D., president and chief executive officer.  “Sales of our human osteoarthritis product, ORTHOVISC®, grew 13% in overseas markets and ophthalmic sales to our distributors held steady at levels yielding 4% growth.  These results, combined with our ongoing program to improve our manufacturing operations and reduce cost of sales, and lower research and development and other corporate expenses, translated to a significantly narrowed net loss for the second quarter as compared to the second quarter of 2002.

“We also achieved a significant milestone this quarter with the submission of the pre-market approval application to the U.S. Food and Drug Administration for ORTHOVISC for the treatment of osteoarthritis of the knee,” Sherwood said.  “With that review under way, management is now focused on evaluating potential distribution partners for the commercialization of ORTHOVISC in the U.S. assuming FDA marketing clearance.”

Gross margins for the second quarter ended June 30, 2003 rose to 44.4% from 35.7% in the same period last year, primarily underscoring the benefit of manufacturing efficiencies the company implemented last year.  Similarly, gross margins for the six-month period increased to 43.1% from 26.2% as reported in the same period last year.

Research and development expenses declined 38% to $648,000 versus $1,050,000 for the second quarter of 2002.  For the six-month period, research and development expenses decreased 32% to $1,457,000 compared with $2,140,000 in the comparable period last year.  The decrease in these costs in the three and six-month periods was due primarily to the completion of the Phase III pivotal clinical study of ORTHOVISC in late 2002.

Selling, general and administrative expenses for the quarter ended June 30, 2003 declined 32% to approximately $945,000 versus $1,388,000 in the comparable period last year.  For the six-months ended June 30, 2003, selling, general and administrative expenses amounted to $2,060,000, as compared with $2,468,000 for the first six months of 2002.

Cash and short-term investments at June 30, 2003 totaled $11.5 million compared with $13.0 million at March 31, 2003.

Conference Call Information

The company will hold a conference call to review its financial results Thursday, July 31, 2003 at 11:00 a.m. EDT.  To listen to the conference call, dial 706-634-1550 approximately 10 minutes before the starting time and reference Anika Therapeutics.  In addition, the conference call will be available to interested parties through a live audio Internet broadcast at htth://www.anikatherapeutics.com/newset.htm.  The call will be archived and accessible on the same Web site for one year beginning at 2:00 p.m. EDT Thursday, July 31, 2003.

About Anika Therapeutics, Inc.

Headquartered in Woburn, Mass., Anika Therapeutics, Inc. (www.anikatherapeutics.com) develops, manufactures and commercializes therapeutic products and devices intended to promote the repair, protection and healing of bone, cartilage and soft tissue.  These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body.  In addition to ORTHOVISC®, a treatment for osteoarthritis of the knee (not approved for sale in the U.S.), Anika markets HYVISC® in the U.S. for the treatment of equine osteoarthritis through Boehringer Ingelheim Vetmedica, Inc. and manufactures AMVISC® and AMVISC® Plus, HA viscoelastic products for ophthalmic surgery, for Bausch & Lomb.  It also produces STAARVISCTM-II for distribution by STAAR Surgical Company and ShellgelTM for Cytosol Ophthalmics, Inc.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements that may be identified by words such as “expectations,” “remains,” “focus,” “expected,” “prospective,” “expanding,” “building,” “continue,” “progress,” “efforts,” “hope,” “believe,” “objectives,” opportunities,” “will,” “seek,” and other expressions which are predictions of or indicate future events and trends and which do not constitute historical matters identify forward-looking statements.  These statements also include statements regarding: (i) the Company’s efforts and expectations in entering into long-term arrangements to market and distribute ophthalmic and osteoarthritis products, (ii) the level of the Company’s revenue or sales in particular geographic areas and/or for particular products, (iii) the market share of any of the Company’s products, (iv) expectations regarding future results of operations, including the Company’s expectations regarding cash utilization, (v) the Company’s intention to strengthen, expand and grow its ophthalmic franchise and the growth of the Company's ophthalmic business, (vi) the Company’s goal of obtaining FDA approval for ORTHOVISC®, (vii) the Company’s expectations of the size of the United States market for osteoarthritis of the knee, (viii) the Company’s intention to increase market share for ORTHOVISC® in international (and, eventually, domestic) markets or otherwise penetrate growing markets for osteoarthritis of the knee, (ix) the Company's expectations for inventory returns, and (x) the Company’s corporate objectives and research and development and collaboration opportunities, including, without limitation, intended commencement of INCERT® clinical trials .  These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks, uncertainties and other factors.  The Company’s actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including: (i) the Company’s ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all, obtain clinical data to support a pre-market approval application and/or FDA approval, and/or receive FDA or other regulatory approvals of its products, including ORTHOVISC®,  or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials; (ii) the success of the Company’s efforts to improve the financial performance of its core business; (iii) the Company’s research and product development efforts and their relative success, including whether the Company has any meaningful sales of any new products resulting from such efforts; (iv) the cost effectiveness and efficiency of our manufacturing operations and production planning; (v) the strength of the Turkish economy in general and other economies in which the Company operates or will be operating, as well as the political stability of any of those geographic areas or (vi) future determinations by the Company to allocate resources to products and in directions not presently contemplated.  Any delay in receiving any regulatory approvals may adversely affect the Company’s competitive position.  Even if regulatory approvals are obtained, there is a risk that meaningful sales of the products may not be achieved.  There is also a risk that (i) the Company’s existing distributors or customers will not continue to place orders at historical levels or that any of them will seek to modify or terminate existing arrangements, (ii) the Company’s efforts to enter into long-term marketing and distribution arrangements will not be successful, including enlisting a domestic distribution partner for ORTHOVISC®, (iii) new distribution arrangements will not result in meaningful sales of the Company’s products, or (iv) increased sales of the Company’s products, including HYVISC® or its ophthalmic products will not continue or sales will decrease or not reach historical sales levels, any of which may have a material adverse effect on the Company’s business and operations.  Certain other factors that might cause the Company’s actual results to differ materially from those in the forward-looking statements include those set forth under the headings “Business,” “Risk Factors and Certain Factors Affecting Future Operating Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and Current Reports on Form 8-K, as well as those described in the Company’s other press releases and SEC filings.

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Anika Therapeutics, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Product revenue	$3,303,000	$3,416,000	$6,673,000	$5,801,000
License revenue	15,000	5,000	29,000	10,000
Total revenue	3,318,000	3,421,000	6,702,000	5,811,000
Cost of product revenue	1,846,000	2,202,000	3,815,000	4,289,000
Gross profit	1,472,000	1,219,000	2,887,000	1,522,000
Operating expenses:
Research and development	648,000	1,050,000	1,457,000	2,140,000
Selling, general and administrative	945,000	1,388,000	2,060,000	2,468,000
Total operating expenses	1,593,000	2,438,000	3,517,000	4,608,000
Loss from operations	(121,000)	(1,219,000)	(630,000)	(3,086,000)
Interest income, net	40,000	62,000	82,000	125,000
Loss before income tax benefit	(81,000)	(1,157,000)	(548,000)	(2,961,000)
Income tax benefit	—	—	154,000	—
Net loss	$(81,000)	$(1,157,000)	$(394,000)	$(2,961,000)

Basic and diluted net loss per common share	$(0.01)	$(0.12)	$(0.04)	$(0.30)
Shares used to calculate basic and diluted net loss per common share	9,941,121	9,934,280	9,937,719	9,934,280

Anika Therapeutics, Inc. and Subsidiaries
Consolidated Balance Sheets

	June 30, 2003	December 31, 2002
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$11,453,000	$11,002,000
Marketable securities	—	2,500,000
Accounts receivable, net	2,105,000	1,198,000
Inventories	3,228,000	2,924,000
Prepaid expenses and other current assets	249,000	320,000
Total current assets	17,035,000	17,944,000
Property and equipment, at cost	9,752,000	9,619,000
Less: accumulated depreciation	(8,175,000)	(7,679,000)
	1,577,000	1,940,000
Long-term deposits	143,000	143,000
Notes receivable from officers	59,000	59,000
Total assets	$18,814,000	$20,086,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$406,000	$845,000
Accrued expenses and other current liabilities	1,003,000	1,703,000
Customer deposit	—	327,000
Deferred revenue	726,000	147,000
Total current liabilities	2,135,000	3,022,000

Stockholders’ equity:
Preferred stock, $.01 par value; 1,250,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value; 30,000,000 shares authorized, 9,991,943 shares issued	100,000	100,000
Additional paid-in capital	31,649,000	31,640,000
Treasury stock (at cost, 57,663 shares)	(280,000)	(280,000)
Accumulated deficit	(14,790,000)	(14,396,000)
Total stockholders’ equity	16,679,000	17,064,000
Total liabilities and stockholders’ equity	$18,814,000	$20,086,000